Exhibit 16.1

March 14, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: St. Lawrence Seaway Corporation

File Ref. No. 000-02040

We have read the statements of St. Lawrence Seaway Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated March 14, 2011 and agree with such statements as they pertain to our firm.

Regards,

/s/ Braver P.C.
BRAVER P.C.